Exhibit 99

NEWS RELEASE	NYSE:LDG

Contact: Phyllis Proffer 925-979-3979

Longs Announces Plans for a New Self-Distribution Facility

For Front-End Merchandise

WALNUT CREEK, CA (July 06, 2005) – Longs Drug Stores Corporation (NYSE:LDG) today announced its plans to build a new 800,000 square foot distribution facility in Patterson, California. The new distribution facility will support the Company’s previously stated goal to increase its self-distribution of front-end merchandise to approximately 80 percent from approximately 40 percent by 2007.

The Company plans to invest approximately $50 to $55 million in the new distribution facility, which should be operational by the Fall of 2006. Patterson was selected based upon the optimal interstate access it provides for routing direct deliveries to Longs stores and its close proximity to an existing facility in Lathrop, California.

“We have made considerable progress in reducing our cost of goods and improving our inventory management in the last several years by centralizing our merchandising and improving our supply chain,” said Warren F. Bryant, Chairman, President and Chief Executive Officer. “Strengthening our direct links with consumer product manufacturers and distributors should contribute to the continued progress we plan to make on improving our profitability long term.

“We evaluated the economic impact of a number of alternatives and believe that building a larger facility designed for self-distribution from the ground up will be more cost effective and better aligned with our goals,” Bryant said.

Once completed, the Patterson facility will eventually integrate the distribution of front-end merchandise currently distributed by Longs’ 427,000 square foot owned distribution facility located in Lathrop, California. Longs will continue to distribute front-end merchandise through its distribution facilities in Ontario, California and Honolulu, Hawaii. In addition, the distribution of pharmacy goods will not be affected by this change.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements relate to, among other things, construction plans, percentage increase in self-distribution of front-end merchandise by 2007, amount of capital expenditures, completion date of the new distribution center, profitability, cost

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reductions, improved operational efficiencies, self-distribution of front-end merchandise and the distribution of pharmacy goods, and are indicated by such words or phrases as “projects, expects, estimates, goals,” or similar words or phrases. These statements are based on Longs’ current plans and expectations and involve risks and uncertainties that could cause actual events and results to vary materially from those included in or contemplated by such statements. Risks and uncertainties include, among other things, construction delays, risks of changing market conditions in the overall and regional economy and in the retail industry, labor unrest, natural or manmade disasters, maintaining satisfactory relationships with vendors, changes in applicable law or in the interpretation of applicable law by regulatory agencies or by legal, accounting or other professional advisors, or by the Company, the Company’s ability to achieve real-time visibility into its inventories and gross profits on a short and long term basis, and other factors detailed from time to time in the Company’s media releases and in its annual, quarterly and other reports filed with the Securities and Exchange Commission (SEC). Please refer to such filings for a further discussion of these risks and uncertainties. The Company undertakes no obligation to update any projections or other forward-looking statements to reflect events or circumstances that may arise after the date of this release.

About Longs Drug Stores Corporation

Longs Drug Stores Corporation is one of the most recognized retail drug store chains on the West Coast and in Hawaii. Through its 473 stores located in California, Hawaii, Washington, Nevada, Colorado and Oregon, Longs Drug Stores serves the health and well-being needs of consumers through customer-oriented pharmacy services and convenient product offerings that include over-the-counter medications, photo and cosmetics. Headquartered in Walnut Creek, California, Longs also provides pharmacy benefit management (PBM) services through its RxAmerica subsidiary. Additional information about Longs Drug Stores Corporation and its Internet prescription services is available at www.longs.com.

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